Exhibit 99.1

FOR IMMEDIATE RELEASE:
For Media Inquiries:	Brad E. Schwartz, Chief Executive Officer
Monarch Bank (757) 389-5111

Monarch Financial Holdings, Inc.

Announces Stock Repurchase Program

CHESAPEAKE, Va., September 12, 2011 – Monarch Financial Holdings, Inc.(MNRK), parent of Monarch Bank, announced that the Company’s board of directors has approved the repurchase of up to three percent of the Company’s outstanding common stock, or approximately 180,000 shares. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors.

“This repurchase program is in direct response to the recent volatility in the market and the disconnect between our stock price and our performance” noted Brad E. Schwartz, Chief Executive Officer. “With ten record quarters of profitability along with strong asset quality and measured loan and deposit growth we feel our stock price is currently undervalued in the marketplace and we have been painted with the same brush as other lower performing financial service companies. This is another aspect of our overall capital management strategy, and does not rule out other future growth opportunities.”

About Monarch

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with nine banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have over twenty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK,” and shares of our convertible preferred stock are publicly traded on the NASDAQ Capital Market under the symbol “MNRKP.”

# # #

4